                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

           -----------------------------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 16, 2001
         --------------------------------------------------------------

                              HANOVER DIRECT, INC.
          -------------------------------------------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                     1-12082
                       ----------------------------------
                            (COMMISSION FILE NUMBER)

          DELAWARE                                     13-0853260
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(STATE OR OTHER JURISDICTION                        (I.R.S. EMPLOYER
      OF INCORPORATION)                          IDENTIFICATION NUMBER)

    1500 HARBOR BOULEVARD
    WEEHAWKEN, NEW JERSEY                                 07087
-----------------------------------                  --------------
    (ADDRESS OF PRINCIPAL                              (ZIP CODE)
     EXECUTIVE OFFICES)



         REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (201) 863-7300
                                                        -------------------


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           (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)



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ITEM 9.  REGULATION FD DISCLOSURE.

     Hanover Direct, Inc. (the "Company") held a conference call on Wednesday, May 16, 2001, to review the fiscal 2001 results and related matters with participants. The following is an unofficial transcript of the conference call:

Operator: Ladies and gentlemen, thank you for standing by. Welcome to the Hanover Direct first quarter 2001 earnings release conference call. During the presentation all participants will be in a listen-only mode. Afterwards, you will be invited to participate in the question and answer session. At that time, if you have a question, you'll need to press the one, followed by the four, on your telephone. As a reminder, this conference is being recorded, Wednesday, May 16, 2001.

     I would now like to turn the conference over to Mr. Brian Harriss, executive vice president and chief financial officer. Please go ahead, sir.

     Brian Harriss: Good morning ladies and gentlemen, and welcome to the Hanover Direct first quarter, fiscal 2001 earnings conference call. This is Brian Harriss, the chief financial officer, and I'm with Tom Shull, the chief executive officer, and Sarah Hewitt from the law firm of Brown Raysman. Before we start, I'll turn it over to Sarah, who will read the SEC Safe Harbor language.

     Sarah Hewitt: Good morning. In a few moments Tom Shull, the Company's chief executive officer, and Brian Harriss, the Company's chief financial officer, will discuss the Company's results of operations for the fiscal quarter ended March 31, 2001, and the Company's ongoing strategic business realignment program, and answer any questions you may have. Such discussion, as well as the answers to your questions, may include a number of forward-looking statements.

     In accordance with the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, please be advised that the Company's actual results could differ materially from these forward-looking statements. Additional information that could cause actual results to differ materially is contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000, and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, recently filed with the SEC, both of which may be obtained from the public reference facilities maintained by the Securities and Exchange Commission in Washington, DC, and the regional offices of the SEC in New York City and Chicago, Illinois, or from the SEC's web site located at www.sec.gov, as well as from the offices of the American Stock Exchange in New York City. Hanover Direct always tries to provide the maximum information possible to its shareholders and the investment public, consistent with its legal obligations. In light of Hanover's status as a public company, the need to avoid selective disclosures and SEC restrictions, including recently adopted regulations such as Regulation FD, Company management does not generally respond to requests for material non-public information. If one of your questions calls for the disclosure of material non-public information, management may not be able to respond to it I this call. We hope you understand.

     B. Harriss: Thank you very much, Sarah. Again, welcome ladies and gentlemen. I believe today's meeting, discussion, may be shorter and more focused than similar conference calls in the past. And the reason I say that is Hanover Direct itself is becoming more focused and I will describe those actions in the context of the first quarter results and continuing programs that we are continuing to execute.

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     First, and foremost, Hanover Direct is pleased to announce that the sales in the first quarter of fiscal 2001 were $144.3 million, which was a $14 million, or 10.9%, increase over last year's figure of $130 million. This increase was primarily in the core catalogs: Domestications, Improvements, Silhouettes, and The Company Store. Again, this is in line with the focus of our strategic realignment program, which is to pare back non-productive and loss leading operations and focus on core businesses that can produce profits and cash flow now and in the future.

     I think we are very, very pleased with this 11% overall increase in sales, particularly given the retailing and catalog environment that I'm sure most of you have read and heard about in the first quarter of this year. It comes on top of a similar growth in the fourth quarter of last year, again, amid an economic environment, particularly in December of last year, when many retailers and catalog companies had less buoyant results than Hanover Direct.

     I think this is an indication of the improvement in the core business that has occurred over the last 18 months, and that we are increasingly focusing on in the current realignment program. This can be seen in two important measures. The number of people that made purchases for the rolling 12 months ending on March 31st was 5.3 million. This is up approximately 10% versus the 4.9 million figure for the 12 months ended March 25th, 2000. Clearly, the heart of any catalog operation is the size of its file and the size of the people that purchase from that file, and these results are very positive.

     Additionally, our catalog mailings in the first quarter totaled 72.4 million, which was up from the 69.3 million in the similar period in 2000, so we continue to increase our mailing against an increasing file and that's producing sales growth at a very positive 11% in the first quarter. We would hope to continue this type of trend in terms of a growing file, growing mailings producing growing sales in the future. We feel that growth will continue positive, we are experiencing some sluggishness, albeit positive growth, in the second quarter of this year.

     At the bottom line, the Company reported a net loss of $7.6 million in the first quarter of this year, compared with a $13.4 million loss in the comparable period last year, or a $5.8 million decrease in the loss. Included in the $7.6 million loss in the quarter was an additional charge of $1.1 million, primarily related to the elimination of 46 additional positions over and above the 285 positions that were announced in the first quarter, and the 90 positions that were announced in the fourth quarter of last year. So taken altogether, since the fourth quarter of last year, we have eliminated approximately 400 FTE positions in the Company. Most of these positions, not all, but most of them, related to the rise in business, the B- to-B business, which we have effectively minimized at this point to a number of customers in the Keystone business that are still with us and will be with us in the future.

     Some additional information that we're disclosing today that did not occur in the quarter but, again, which are in line with our strategic realignment plan: on May 3rd we successfully sold the Kindig Lane warehouse fulfillment facility in Hanover, Pennsylvania. This is one of the initiatives that we announced as part of the realignment program in the first quarter. The Company received $4.7 million in cash for that facility. We expect fees of approximately $300,000, so the net amount of $4.4 million was used to pay down long-term and short-term debt outstanding under the Congress credit facility. We anticipate that there will be a gain on this sale in the order of magnitude of $1 million dollars, which would be reported in the second quarter of this year.

     The other thing I'd like to point out is, in our last conference call, the Company took an unusual step, which it had never done in the past, which was to deliver a target measure for the fiscal 2001 year. At that time we disclosed that our target for EBITDA, earnings before interest, taxes, depreciation and amortization, for the 2001 business year was approximately $15 million. This number, of course, did not include either incremental costs related to ongoing realignment expenses, much like the $1.1 million that we incurred incrementally in the first quarter, or gains, such as the profit that we would expect to record in the second period of the sale of the Kindig facility.

     I'm pleased to report that the figures and performance that we are reporting for the first quarter, plus our year-to-date results in April and through our current period in May, put us on this EBITDA target of $15 million. We are comfortable in, at this point, keeping that target. Our performance to date is on that target, we've been able to offset some sales shortfalls versus plan; now, I'm talking about sales versus plan versus sales versus prior year, because the performance versus prior year is positive, we've had some shortfall on our sales versus plan, however, these have been fully offset by cost performance, which is actually better than plan year-to-date and, of course, we would anticipate that cost performance continuing throughout the year because that is the impact of, primarily, position cuts that we have made and the associated moneys that are not being spent because we no longer have people in positions working against the business.

     Again, I'll reiterate that $15 million EBITDA performance for this full year would represent approximately a $70 million swing from last year's negative number to this year's positive number. And I'll also reiterate that the measure we're talking about is EBITDA; it is not net profit. As I said last time, we do anticipate a reported (net profit) a net loss for this year as a result of depreciation, amortization, interest charges, plus the preferred dividend, which is a PIK dividend, not a cash dividend. Hence the $15 million of EBITDA should translate into a very positive number, somewhat lower than that, but positive, nonetheless, in cash flow, because we anticipate year end to year end, we would not have any increase in working capital and we'd have a very, very modest capital expenditure for this year. In fact, I focus people on the cash flow in the first quarter, which indicates that we spent approximately $483,000 on capital in the quarter. We would expect that this would roughly be our trend for the entire year; we do not have major capital items coming on board during the year.

     Finally, in terms of initiatives the Company is taking, I'll remind people that we still have Newmark Retail Financial Partners retained for the sale of two assets of the Company, the Brawn business, which is primarily the International Male brand, and the Gump's retail and the Gump's By Mail brand. Those two asset sales are components of the strategic realignment plan. I mention them both to remind people that those events are actions that the Company is still pursuing, and also state that any proceeds from the sale of either of those assets or, in fact, other assets that the Company might sell during this year, would be incremental to the $15 million EBITDA and the cash flow results that we are currently targeting for the year.

     In addition to the initiatives on the asset side in terms of realizing value through asset sales of non-core assets, we also have a host of incremental cost reduction programs that relate to productivity improvements that we are processing now. I'll give you a flavor for what those items are like. We have a major contract for our long distance talk time for our telemarketing program expiring this year. That contract, when it comes up, we anticipate that we'll be able to re-sign at much lower rates and generate some benefits this year against our plan but, certainly, annualize benefits next year through lower talk time. We currently have about 65 million minutes a year of talk time.

     Another program that we have is a small one, it uses a product called Opti-pak, which allows people in the fulfillment centers to actually use the proper size containers. There's a risk that when people are packaging things, they'll pick a big box to make sure they can get everything in; that may not be the most productive or cost effective thing to do. A system like this allows the packer to always know what is the most optimized package. Items like this can save costs.

     I give you these as just a flavor of a host of many items that we have in the works that are directed at the productivity side of our business, the fulfillment side of our business, the underlying cost structure, and these programs are not included in the plan that underlies the target of $15 million of EBITDA.

     So in summary, I think that the first quarter was a very positive quarter for Hanover Direct in the context of the initiatives that we set out for ourselves. We believe we're on plan in terms of executing the strategic realignment program that was announced January 5th to the public that was approved by the Board in December of last year following the appointment of Tom Shull as President and Chief Executive Officer of Hanover Direct, Inc.

     Alicia, I think I'm through with my statements and I will throw the meeting open to questions and answers that can be directed at either myself or Tom Shull.

Operator: Thank you. Ladies and gentlemen, if you wish to register a question for today's question and answer session, you will need to press the one, followed by the four, on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you wish to withdraw your polling request, you may do so by pressing the one, followed by the three. If you're on a speakerphone, please pick up your handset before entering your request.

     One moment, please, for the first question. Morton Roth with Crystal Clear Industries, please go ahead, sir.

Morton Roth: Thank you. My question relates to the comments concerning the sale of assets.

B. Harriss: Yes.

M. Roth: And what I wanted to ask was if all of the profits, from any future sales, are they all committed to the pay down of the Congress debt?

B. Harriss: The - no. The answer to your question is no, that the way the credit agreement works is, for any type of property. there's a certain amount of lending under the credit agreement secured by the property and, depending on what type of asset class it is, inventory versus fixed property, we have a direct obligation to satisfy that outstanding amount.

M. Roth: So there is a potential for some of the funds, at least, to be put back into the, to working capital, then?

B. Harriss: Yes.

M. Roth: Yeah.

B. Harriss: Oh, yes, yes. What made the Kindig sale somewhat different from an asset sale like Gump's and International Male is that the borrowings associated with the Kindig facility were directly secured against the asset value of that facility in our long-term debt line with Congress, therefore the bulk of them had to be used to retire the associated debt. On the other hand, let me, I can use an example, in the case of Gump's By Mail, the catalog, were we to sell that, what we would have to satisfy directly with Congress would be an amount that Gump's By Mail borrows against inventory and receivables. That would be, we would anticipate a relatively modest amount versus the total proceeds from the sale of a catalog. The difference between those two amounts would be available to the Company for working capital, we would anticipate. Initially what we would do would be to pay down the revolver and use it with our relationship with our vendors, but those proceeds would stay within Hanover Direct and be available to the Company over and above the amount that we have to pay Congress on associated asset borrowings.

M. Roth: Thank you.

B. Harriss: Does that answer your question, Morton?

M. Roth: Yes, it does, thank you.

Operator: Your next question is from David Brill of Hillsdale House, please go ahead.

David Brill: Yes, can you address the working capital and current ratio situation in the first quarter?

B. Harriss: Yes. We have modest positive net working capital at the end of the first quarter. We have existing availability under our Congress line.

D. Brill: What is the availability on the Congress line now?

B. Harriss: We do not disclose that as a matter of course.

D. Brill: What about the current ratio?

B. Harriss: I believe it's 1.2, around that amount.

D. Brill: Are you experiencing any tightening by the vendors in terms of the credit they're extending?

B. Harriss: No. We've had, I think, in line with the marketplace, numerous concerns by many vendors. We work with our vendors on a day-to-day basis. I think that one of the positives we have versus, say, peer groups, is our business is growing, they've seen it grow, they've seen it grow over 18 months, and they're pleased with the fact that Hanover Direct as a client is growing business for them as it grows.

D. Brill: Okay, thank you.

Operator: Once again, ladies and gentlemen, if you have a question you will need to press the one, followed by the four, at this time.

     I am showing no further questions at this time. Please continue with your presentation or any closing remarks.

B. Harriss: Are there no more questions?

Operator: I am showing no questions, sir.

B. Harriss: Okay. I guess I'll ask one more time before we close the meeting, any questions of Mr. Shull or myself? If that's the case, thank you very much. Thank you Alicia.

Operator: Ladies and gentlemen, that does conclude the conference for today. You may all disconnect, and thank you.

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A re-play of the conference will be available until 11:59 p.m. Eastern Standard
Time on May 17, 2001 and can be accessed by calling 800-633-8284 (domestic) and 858-812-6440 (international), Access Code #: 18792870.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          HANOVER DIRECT, INC.

                                          --------------------------------------
                                                     (Registrant)

May 17, 2001                              By:        /s/ Brian C. Harriss

                                          --------------------------------------
                                          Name:  Brian C. Harriss
                                          Title:    Executive Vice President and
                                                    Chief Financial Officer